EXHIBIT 99.1

                                                          Corporate Headquarters
[ICO LOGO]                                            5333 Westheimer, Suite 600
                                                            Houston, Texas 77056

                                                    NEWS RELEASE
                                                    Contact: Jon C. Biro
                                                             Eileen Ketchum

                                                    Phone:   713-351-4100
                                                    Fax:     713-335-2222
                                                    Website: www.icopolymers.com
                                                    Pages:   1
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                ICO NOT TO PAY MARCH 31 PREFERRED STOCK DIVIDEND

     February 20, 2003 - HOUSTON, TEXAS - ICO, Inc. (NASDAQ: ICOC) today announced that the Dividend Committee of the Board of Directors has determined not to declare any dividend on its depositary shares, each representing 1/4 of a share of $6.75 convertible exchangeable preferred stock, for the quarter ending on March 31, 2003. These securities trade on the NASDAQ National Market System under the symbol "ICOCZ". Until the accrued dividends for this quarter of approximately $544,000 are paid to the holders of the depositary shares, the Company will not be entitled to pay dividends on, or redeem or purchase, its common shares.

     Through its ICO Polymers, Inc. subsidiary, ICO, Inc. engineers and produces specialty polymer powders for the rotational molding industry, produces specialty concentrates for the film industry, and provides other polymer processing services. ICO Polymers operates from 21 plants in ten countries worldwide.

     This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2002 and its other filings with the Securities and Exchange Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.